JAECKLE FLEISCHMANN & MUGEL, LLP
                                ATTORNEYS AT LAW

                 12 FOUNTAIN PLAZA BUFFALO, NEW YORK 14202-2292
                        TEL 716.856.0600 FAX 716.856.0432

                                                                       Exhibit 8

                                 April 29, 2008

EastGroup Properties, Inc.
300 One Jackson Place
188 East Capitol Street
Jackson, Mississippi  39201

     Re:  Certain Federal Income Tax Matters

Ladies and Gentlemen:

     We are legal counsel to EastGroup Properties, Inc., a Maryland corporation (the "Company"), and have represented the Company in connection with the issuance of 1,050,000 shares of common stock pursuant to an Underwriting Agreement dated April 24, 2008 between the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated. For the purposes of this Opinion Letter, the term "Subsidiary" means any corporation, limited partnership or limited liability company for which the Company owns fifty percent (50%) or more of the outstanding equity interests. Capitalized words and phrases not otherwise defined in this letter shall have the same meanings and definitions as they have in the Underwriting Agreement.

     In rendering this opinion, we have reviewed such records of the Company and its Subsidiaries as we have deemed necessary in order to enable us to furnish our opinion, including the following records: (i) the Underwriting Agreement;
(ii) the Registration Statement, as amended and supplemented, and any documents incorporated therein or exhibits; (iii) the Preliminary Prospectus (iv) the Final Prospectus (v) the Company's Articles of Incorporation as filed with the Secretary of State of Maryland, and the Certificate of Incorporation or other organizational documents of each Subsidiary, as amended; (vi) the Company's Bylaws and the Bylaws of each Subsidiary, as amended; (vii) the partnership agreements for partnerships or joint ventures in which the Company or a Subsidiary is a partner; (viii) the operating agreements for limited liability companies in which the Company or a Subsidiary is a member; and (ix) the Company's Federal Income Tax Returns for the years ended December 31, 1997 through December 31, 2006.

     We have reviewed with management of the Company the investments and operations of the Company and its Subsidiaries. We have also reviewed certain documents of the Company and its Subsidiaries relating to the ownership and operation of selected real estate properties and other investments, including management agreements and partnership agreements relating to such properties and forms of leases relating to the Company's or its Subsidiaries' interest in such properties, and we rely upon representations made to us by management of the Company that such documents are representative of those existing and in effect with respect to other properties of the Company and its Subsidiaries. Our discussions with management focused on, among other things, the number and holdings of stockholders of the Company; the actual and proposed distribution policy of the Company; various record keeping requirements; the

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EastGroup Properties, Inc.
April 29, 2008
Page 2

composition of the assets of the Company; the magnitude of personal property included in its or its Subsidiaries' real property leases; the income generated from subleases of its real property; the services rendered to the Company's tenants and non-tenants; and other matters which we deem relevant and upon which we rely for purposes of rendering this opinion. Furthermore, where such factual representations involve terms defined in the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations thereunder (the "Regulations"), published rulings of the Internal Revenue Service (the "Service"), or other relevant authority, we have explained such terms to the Company's representatives and are satisfied that the Company's representatives understand such terms and are capable of making such factual representations.

     In rendering this opinion we have relied, as to factual matters, upon a certificate of an officer of the Company (the "Officer's Certificate"). Although we have not independently verified the truth, accuracy or completeness of the factual representations contained in the Officer's Certificate and the underlying assumptions upon which they are based, after reasonable inquiry and investigation, nothing has come to our attention that would cause us to question them.

     Based upon the foregoing, we are of the opinion that: (1) the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT for each of its taxable years beginning with the taxable year ended December 31, 1997 through December 31, 2007, and its current organization and proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT for the taxable year 2008 and thereafter; and (2) the statements under the caption "Material United States Federal Income Tax Consequences" in the Prospectus have been reviewed by us and, to the extent they constitute descriptions of legal matters or legal conclusions, are accurate in all material respects.

     We note, however, that the ability of the Company to qualify as a real estate investment trust for any year will depend upon future events, some of which are not within the Company's control, and it is not possible to predict whether the facts set forth in the Registration Statement, the Prospectus Supplement, the Officer's Certificate and this Opinion Letter will continue to be accurate in the future. In addition, our opinions are based on the Code and the regulations thereunder, and the status of the Company as a real estate investment trust for federal income tax purposes may be affected by changes in the Code and such regulations.

     We consent to being named as Counsel to the Company in the Registration Statement and the Prospectus Supplement, to the references in the Registration Statement and the Prospectus Supplement to our firm and to the inclusion of a copy of this Opinion Letter as an exhibit to the Company's Current Report on Form 8-K.

                                           Very truly yours,

                                           /s/ Jaeckle Fleischmann & Mugel, LLP